Exhibit 23.16

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

We hereby consent to the incorporation by reference of the estimates of mineralized material and production forecasts for the Relief Canyon Mine, and any other analysis performed by us relating to the feasibility study for Pershing Gold Corporation, that appear in or are incorporated by reference into the proxy statement/prospectus in this Registration Statement on Form F-4 of Americas Silver Corporation filed on or about November 5, 2018 and in any prospectuses or amendments or supplements thereto.

Dated: November 5, 2018

Mine Development Associates, Inc.

/s/ Paul Tietz
Name: Paul Tietz
Title: Senior Geologist